UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 20, 2011

PMFG, INC.
 (Exact name of registrant as specified in its charter)

Delaware	001-34156	51-0661574
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

14651 North Dallas Parkway, Suite 500 Dallas, Texas	75254
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (214) 357-6181

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Certain Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 15, 2011, Henry G. Schopfer informed PMFG, Inc. (the “Company”) that he intended to resign as Chief Financial Officer of the Company. His resignation will be effective as of April 22, 2011. The Company simultaneously announced the appointment of Ronald L. McCrummen to the position of Vice President & Chief Financial Officer, beginning April 25, 2011. In connection with his appointment as Chief Financial Officer, it is anticipated that Mr. McCrummen will enter into an employment agreement with the operating entity of the Company, Peerless Mfg. Co., following his commencement of employment (the “Employment Agreement”). The Employment Agreement will be filed as an Exhibit to a Form 8-K.

Mr. McCrummen is 48 years old. Prior to joining Peerless, Mr. McCrummen was the Senior Vice President and Chief Accounting Officer of Dean Foods, Inc. from 2004 until November 2010. While at Dean Foods, Mr. McCrummen performed various duties, including overseeing the company’s accounting, reporting and controls, financial planning, risk management and taxation departments. Mr. McCrummen also oversaw the company’s public financial reporting requirements and managed relationships with its external auditors. Prior to his tenure at Dean Foods he served as a partner of Ernst & Young, LLP in its Transaction Advisory Services Department from 2000 until 2004 in which he collaborated with corporations in evaluating potential strategic acquisition and divestitures. Mr. McCummen was previously a partner with Assurance Advisory Business Services from 1994-2000. Mr. McCrummen has over 25 years of financial, accounting and management experience. He is a certified public accountant and holds a B.S. in Business Administration and Accounting from St. Louis University.

A copy of the press release is furnished as part of this Current Report on Form 8-K as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
99.1	Press Release issued by PMFG, Inc. dated April 20, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PMFG, INC.

By: /s/ Melissa G. Beare
Melissa G. Beare
Vice President, General Counsel and
Corporate Secretary

Date: April 20, 2011